Exhibit 5.1
November 2, 2026
Salesforce, Inc.
Salesforce Tower
415 Mission Street, 3rd Floor
San Francisco, CA 94105

Ladies and Gentlemen:

We have acted as counsel to Salesforce, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of 609,118 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Merlin AI, Inc. 2023 Equity Incentive Plan (the “Plan”), pursuant to the Company’s Registration Statement on Form S-8 filed with the United States Securities and Exchange Commission on the date hereof (the “Registration Statement”). The Company assumed the Plan and the awards issuable thereunder on [the date hereof] pursuant to the terms of the Agreement and Plan of Merger, dated as of September 29, 2026, by and among the Company, Salesforce Holdings LLC, Lynx Acquisition Sub Inc., Merlin AI, Inc., and Shareholder Representative Services LLC, as the securityholder representative (the “Merger Agreement).

We have reviewed the Registration Statement, the Plan and the Merger Agreement. We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed that the Shares will be duly registered on the books of the transfer agent and registrar of the Common Stock and that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”).

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when duly issued in accordance with the terms of the Plan and any award agreements duly adopted thereunder and in accordance therewith, will be validly issued, fully paid and non-assessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the DGCL.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covinton & Burling LLP

Covington & Burling LLP